Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that we treat as private or confidential.

HILLHOUSE CAPITAL GROUP INC

E-mail: info@hillhouse-group.com
Address: 7711 SAGE SCRUB RD, RIVERSIDE CA 92507

MASTER SALES FRAMEWORK AGREEMENT

Seller: Hillhouse Capital Group Inc.

Address: 7711 SAGE SCRUB RD, RIVERSIDE CA 92507

Buyer: BURLINGTON VENTURE PARTNERS LTD.

Address: [***]

The undersigned Buyer and Seller have agreed to establish a framework agreement governing all future transactions between the parties, subject to the terms and conditions stipulated below.

1. Order and Invoice Process. This framework agreement establishes the general terms and conditions between the Buyer and the Seller. For each purchase under this agreement, the Buyer will issue an individual order. Upon receipt of an order, the Seller will generate an invoice corresponding to the order. Each invoice will specify the following details:

- Quantity of items ordered
- VIN or Item Code
- Unit price and total price

Both parties agree that this framework agreement does not constitute a guarantee of minimum purchase volume. Each order shall be treated as an independent transaction governed by this agreement.

2. Terms of Delivery and Liability Transfer

Port of Loading	Main Port of United States
Buyer's Designated Port of Destination	Tianjin, China
Delivery Term	CFR* The Seller guarantees to arrange the shipment of the goods within (3) months after received the full payment of invoice.
Partial Shipment	Not Allowed
Transshipment	Allowed
Arrival Date	Within 2 months after shipping date

CFR* (Cost and Freight) Definition: The seller is responsible for the cost and freight necessary to bring the goods to the port of destination. However, the risk of loss or damage to the goods is transferred from the seller to the buyer once the goods pass the ship's rail at the port of shipment.

- **Seller's Responsibility**: The seller pays for the cost of transporting the goods to the buyer's port of destination.
- **Buyer's Responsibility:** The buyer assumes the risk once the goods are loaded onto the ship at the port of origin. The buyer is also responsible for insurance and handling import customs clearance at the destination.

3. Packing: Packing suitable for long distance transportation.

E-mail: info@hillhouse-group.com
Address: 7711 SAGE SCRUB RD, RIVERSIDE CA 92507

4. Country of Origin and Manufactures: ____________

5. Terms of Payment: The buyer shall prepay the full invoice amount to the seller's account via wire transfer prior to the shipment of the vehicles. In the event that the Buyer wires an amount exceeding the invoice total, the exceeding balance will be credited toward the Buyer's account and applied to the next order under this agreement.

Wire Instruction of Seller's Bank:

Company Name	Hillhouse Capital Group Inc.
Bank Name	[***]
Bank Address	[***]
Account Number	[***]
Routing Number	[***]
Swift Code	[***]

TERMINATION AND LIABILITY CLAUSE

The buyer has right to unilaterally terminate any order placed prior to the issuance of an invoice for vehicles that have not yet been paid in full. In the event of such termination, the Seller will have no further liability for breach of contract.

If the seller fails to provide the ownership to the vehicle free and clear of all encumbrances no later than sixty (60) days after the buyer has paid for the vehicles. The buyer shall have right to cancel this contract and the seller must return the full purchase price of the vehicles to the buyer according to the original remittance route within three (3) days upon receipt of the buyer's notice.

If the Buyer discovers any issues with the vehicles, including but not limited to defects, discrepancies, or non-compliance with the agreed specifications, the Seller shall bear full responsibility for resolving the issues, including repair, replacement, or refund, as deemed appropriate by both parties.

If either Party wishes to terminate this Framework Agreement, a written notice must be provided to the other Party at least three (3) months in advance. In the absence of such notice, this Framework Agreement shall remain in full force and effect.

GENERAL TERMS AND CONDITIONS

6. Insurance. Buyer will insure shipments for full value plus ten percent (10%) of the invoice value against F.P.A./W.A./All Risks and War Risks. Seller shall advice buyer of the contract no., vehicles & specifications, amount and time of shipment one (1) day before the cargo is loaded.

7. Documents. (A) The seller shall confirm that the vehicle owner is the actual owner and has a proof of receipt of the vehicle and that the seller and any entity or individual other than the seller's subsidiary do not have any ownership of the vehicle (LIEN); (B)Packing List in 3 originals, indicating both gross and net weight, measurements and quantity of each item packed.

8. Warranty. The warranty shall remain valid for six (6) months after the vehicle(s) arrive at the Port of Destination. Buyer shall have the right to reinspect the vehicles after lading at the Port of Destination. Buyer shall have One Hundred Eighty (180) days after discharging of the goods at the Port of Destination to advise seller of any discrepancy. If seller fails to reply to Buyer's claim within Ten (10) days of receipt of such claim, the claim shall be deemed accepted and agreed to by the seller. **Seller does not accept returns** but shall cover the cost of necessary repairs for any issues.

9. Force Majeure. Any party of the contract who fails to perform the terms of this contract due to an event of Force Majeure including flood, fire, storm, snow disasters, earthquake and war shall notify the other party immediately by facsimile of such occurrence and no later than fourteen (14) days thereafter, shall send by airmail detailed information of the event of Force Majeure and a certificate issued by government authorities of the circumstances and location where the event occurred. The other party shall not claim against the party that suffered the event, any penalty for the losses suffered therefrom, except that the party that encountered the event shall still be liable to perform under the contact within the extended time for performance as agreed to by both parties. In case any delay arising from the event lasts for more than four (4) weeks, the other party shall have the right to cancel the contract, and notify the party who suffered the event in writing.

10. Arbitration. All disputes in connection with this Contract or the execution thereof shall be settled through friendly negotiation. In case no settlement can be reached through negotiations, the case shall be submitted for arbitration to the American Arbitration Association in accordance with U.S. laws and international practices when applying its Rules of Procedure. The arbitration shall take place in the United States, and the award rendered by the said Association shall be final and binding upon both parties. The arbitration fee shall be borne by the losing party.

(11) Contact Information.

Seller's contact information is as follows:
E-mail: info@hillhouse-group.com

Buyer's contact information is as follows:
E-mail: [***]

Any and all notices, demands, communications, instructions, and legal or arbitral documents in connection with this contract shall be deemed as delivered upon dispatch if they were sent to the aforementioned address, email address or facsimile provided that if sent by mail that the sender use commercially acceptable service that provides tracking. Each party may change their contract information provided they notify the other party in writing.

{Signature Follows}

HILLHOUSE
CAPITAL GROUP INC

E-mail: info@hillhouse-group.com
Address: 7711 SAGE SCRUB RD, RIVERSIDE CA 92507

The Seller:
Hillhouse Capital Group Inc.

/s/ Fenglong Ma

Name: Fenglong Ma
Title: Chief Executive Officer
Date: Jan 3rd, 2023

The Buyer:
BURLINGTON VENTURE PARTNERS LTD.

/s/ Authorized Signatory

Name: [***]
Title: Chief Executive Officer
Date: Jan 3rd, 2023